UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 24, 2018

WESTLAKE CHEMICAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-32260	76-0346924
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. employer Identification No.)

2801 Post Oak Boulevard, Suite 600 Houston, Texas	77056
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 960-9111

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On July 24, 2018, Westlake Chemical Corporation (“Westlake”) entered into a credit agreement (the “Credit Agreement”), by and among Westlake, the lenders from time to time party thereto (collectively, the “Lenders”), the issuing banks party thereto and JPMorgan Chase Bank, National Association, as administrative agent. Under the Credit Agreement, the Lenders have committed to provide an unsecured revolving credit facility in an aggregate principal amount of up to $1 billion. The Credit Agreement replaces Westlake’s existing $1 billion credit facility, dated as of August 23, 2016 (the “Existing Credit Agreement”), by and among Westlake, the other borrowers and guarantors referred to therein, the lenders party thereto, the issuing banks party thereto and JPMorgan Chase Bank, National Association, as administrative agent. The Credit Agreement became effective in accordance with its terms on July 24, 2018, and the Existing Credit Agreement was terminated on July 24, 2018.

Any borrowings under the Credit Agreement will bear interest, at Westlake’s option, at either (a) LIBOR plus a spread ranging from 1.00% to 1.75% that will vary depending on the credit rating of Westlake or (b) ABR plus a spread ranging from 0.00% to 0.75% that will vary depending on the credit rating of Westlake. The Credit Agreement also requires an undrawn commitment fee ranging from 0.10% to 0.25% that will vary depending on the credit rating of Westlake. The Credit Agreement will mature on July 24, 2023.

The Credit Agreement includes a $150 million sub-limit for letters of credit, and any outstanding letters of credit will be deducted from availability under the facility. The Credit Agreement also provides for a discretionary $50 million commitment for swingline loans to be provided on a same-day basis. Westlake may also increase the size of the facility, in increments of at least $25 million, up to a maximum of $500 million, subject to certain conditions and if certain Lenders agree to commit to such an increase.

The Credit Agreement contains customary affirmative and negative covenants, including a quarterly total leverage ratio financial maintenance covenant. The Credit Agreement also contains customary events of default, and if and for so long as certain events of default have occurred and are continuing, any overdue amounts outstanding under the Credit Agreement will accrue interest at an increased rate, the Lenders can terminate their commitments thereunder and payments of any outstanding amounts could be accelerated by the Lenders.

The Credit Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement. A copy of the press release issued by Westlake relating to the Credit Agreement is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 1.02.	Termination of a Material Definitive Agreement.

The information set forth in Item 1.01 regarding the termination of the Existing Credit Agreement is incorporated herein by reference. Westlake did not incur any costs or penalties with respect to the termination of the Existing Credit Agreement. For more information regarding the terms and conditions of the Existing Credit Agreement, please see Westlake’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 24, 2016, which information is incorporated herein by reference.

In connection with the termination of the Existing Credit Agreement, each of Westlake’s subsidiaries (the “Subsidiary Guarantors”) that has guaranteed Westlake’s obligations under the following series of Westlake Senior Notes issued under that certain Indenture dated as of January 1, 2006 (as amended, supplemented or modified to the date hereof, the “Base Indenture”) among Westlake, the subsidiary guarantors party thereto and The Bank of New York Mellon Trust Company, N.A. (as successor to JPMorgan Chase Bank, National Association, as trustee), were unconditionally released and discharged automatically as guarantors of such series of Westlake Senior Notes: 3.60% Senior Notes due 2022, 3.60% Senior Notes due 2026, 6  1⁄2% Senior Notes due 2029, 3.50% Senior Notes due 2032, 6  1⁄2% Senior Notes due 2035, 6  1⁄2% Senior Notes due 2035, 5.0% Senior Notes due 2046 and 4.375% Senior Notes due 2047.

As a result, each series of Westlake Senior Notes issued under the Base Indenture will no longer benefit from guarantees provided by the Subsidiary Guarantors.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

The exhibits listed below are filed herewith.

Agreements and forms of agreements included as exhibits are included only to provide information to investors regarding their terms. Agreements and forms of agreements listed below may contain representations, warranties and other provisions that were made, among other things, to provide the parties thereto with specified rights and obligations and to allocate risk among them, and no such agreement or form of agreement should be relied upon as constituting or providing any factual disclosures about Westlake and its subsidiaries, any other persons, any state of affairs or other matters.

Exhibit No.	Exhibit Description

10.1	Credit Agreement dated as of July 24, 2018, by and among Westlake Chemical Corporation, the lenders from time to time party thereto, the issuing banks party thereto and JPMorgan Chase Bank, National Association, as Administrative Agent, relating to a $1 billion senior unsecured revolving credit facility.

99.1	Press Release of Westlake Chemical Corporation dated July 24, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTLAKE CHEMICAL CORPORATION

By:	/s/ Albert Chao
Albert Chao
President and Chief Executive Officer

Date: July 26, 2018